Exhibit 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statements No. 333-127737 and No. 333-137082 on Form S-8 of BankFinancial Corporation, of our report dated March 11, 2013, with respect to the consolidated financial statements of BankFinancial Corporation and the effectiveness of the Company’s internal control over financial reporting, which report appears in this Annual Report on Form 10-K of BankFinancial Corporation for the year ended December 31, 2012.
/s/ Crowe Horwath LLP
Oak Brook, Illinois
March 11, 2013